Exhibit 1.2


                       FINANCING AGREEMENT

THIS AGREEMENT (the Agreement") is made and entered into as of the day of August 1st, 2005 (The Effective Date"), between Holmes Herbs Inc., Scottsdale, Arizona, USA (the "Company") and Natan Rotenberg - Brokerage, An Sankt Swidbert 37, 40489 Dusseldorf, Germany, ("Natan Rotenberg"), (collectively the "Parties").

RECITALS

     a. The Company plans to sell stocks of the Company under German law to gain capital formation to private investors through a placement of the company's Reg S stock which is traded at the Berlin Stock Exchange (WKN: A0ERP4) under the direction of Natan Rotenberg - Brokerage. Thus the Company desires to be assured of the association and service of Natan Rotenberg in order to avail itself of Natan Rotenberg's experience, skills and abilities, and background and is willing to compensate Natan Rotenberg upon the terms and conditions set forth herein.

     b. Natan Rotenberg agrees to be engaged by the Company upon said terms and conditions.

NOW; THEREFORE, in consideration of the recitals, promises and conditions in the Agreement, Natan Rotenberg and the Company agree as follows:

1.  Consulting Services.
    --------------------
(a) The Company hereby engages Natan Rotenberg, Natan Rotenberg agrees to provide advice and assistance to the Company in identifying and introducing sales groups, sales agents and prospective investors and offer the company's Reg S stock to investors in Europe. That assistance will include identifying and contacting sales groups / sales agents, identifying and contacting potential investors, providing investors with relevant documentation and organizing meetings for investor presentations;

(b) Natan Rotenberg acknowledges that the services provided hereunder are isolated services by him and do not require that he be registered as a broker-dealer, investment advisor or affiliate thereof;

(c) Natan Rotenberg shall specifically not provide any of the following services to the Company: (i) negotiate for the sale of any the Company's securities; (II) discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; (iii) engage in due diligence activities; (iv) provide advice relating to the valuation of or the financial advisability of any investments in the Company; or (v) handle any funds or securities on behalf of the Company.

2. Compensation.
   ------------
Natan Rotenberg shall be entitled to receive as compensation for his services non refundable advisory fees as follows:

a. A finder's fee of 35 % of the capital raised through Natan Rotenberg's sales team and through other sales groups in Germany and Switzerland identified by Natan Rotenberg. This includes all commissions which will be paid through other banks and/or sales groups in Germany and Switzerland involved in the planned offering organized by Natan Rotenberg. Compensation to Finder may be paid partly in cash and in securities upon desire of Natan Rotenberg. Securities granted to Natan Rotenberg under this Agreement will be Reg S stock.

b. The Company will pay to the Consultant the reasonable travel and promotional expenses and other specific expenses incurred by the Consultant in provision of the Consulting Services, provided the Consultant has obtained the prior written approval of the Company.

c. A grant of 100,000 (one hundred thousand) shares (Reg S stocks) of the company.

3.  Independent Contractor.
    -----------------------
This Agreement shall not constitute an employee relationship. It is the intention of the parties that Natan Rotenberg shall be at all times an independent contractor of the Company. Natan Rotenberg shall not have any authority to act as the agent of the Company and shall not have the authority to, and shall not, bind the Company to any agreements or obligations with a third party except as otherwise authorized by the Company. Subject to the express provisions herein, the manner and means utilized by Natan Rotenberg in the performance of its services hereunder shall be under the sole control of Natan Rotenberg.

4.  Non-Disclosure of Confidential Information.
    ------------------------------------------
Natan Rotenberg acknowledges that is the policy of the Company to maintain as secret and confidential all valuable information heretofore or hereafter acquired, developed or used by the Company in relation to its business, operations, employees and customer which may give the Company a competitive advantage in its industry (all such information is hereinafter referred to as "Confidential Information"). The parties recognize that, by reason of its duties, Natan Rotenberg may acquire Confidential information. Natan Rotenberg recognizes that all such Confidential Information is the property of the Company. In consideration of the Company entering into this Agreement, Natan Rotenberg agrees that it shall never, directly or indirectly, intentionally or unintentionally, publicly disseminate or otherwise disclose any Confidential Information obtained during its engagement by the Company without the prior written consent of the Company, unless and until such information is otherwise known to the public generally or is not otherwise known to the public generally or is not otherwise secret and confidential, it being understood that the obligation created by this subparagraph shall survive the termination of this Agreement.

5.  Representations and Indemnification.
    -----------------------------------
The acts, statement and representations made by Natan Rotenberg without the approval of the Company to investors are the sole responsibility of Natan Rotenberg and Natan Rotenberg agrees to indemnify the Company for any liability, claims, losses and expenses, including legal costs and expenses incurred by the Company that result from Natan Rotenberg`s representations made without the approval of the Company. Natan Rotenberg represents that all materials provided to the Company regarding the contemplated transactions are truthful and accurate.

6.  Taxes.
    -----
All taxes, duties and other governmental fees or charges arising from Natan Rotenberg`s receipt of compensation hereunder shall be borne by Natan Rotenberg.

7.  Notices.
    --------
Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be property given when personally served in writing or when deposited in the United States mail, postage prepaid, addressed to the other party at the address provided by each party. Either party may change its address by written notice made in accordance with this section.

8.  Authority.
    ---------
The parties hereto represent that each has the authority to enter into this Agreement.

9.  Benefit of Agreement.
    --------------------
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, administrators, executors, successors, subsidiaries and affiliates.

10. Governing Law.
    -------------
This Agreement is made and shall be governed and construed in accordance with the laws of the State of Arizona.

11. Assignment.
    ----------
Any attempt by either party to assign any rights, duties or obligations that arise under this Agreement without the prior written consent of the other party shall be void and shall constitute a breach of the terms of this Agreement.

12. Entire Agreement; Modification.
    ------------------------------
This Agreement constitutes the entire agreement between the Company and Natan Rotenberg. No promises, guarantees, inducement or agreements, oral or written, express or implied, have been made regarding the provision of investment banking consulting services, other than as contained in this Agreement. This Agreement can be modified only in writing signed by both parties hereto.

13. Severability.
    ------------
In the event of the invalidity or unenforceability of any one or more of the provisions of this Agreement, such illegality or unenforceability shall not affect the validity of enforceability of the other provisions hereof, and such other provisions shall be deemed to remain in full force and effect.

14. Choice of Law; Venue.
    --------------------
This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona. Exclusive of its choice of law principles; and any suit, action or proceeding arising out of or relating to this Agreement may be commenced and maintained in any court of competent jurisdiction in Arizona and each party waives all objections to such jurisdiction and venue.

15. Term.
    ----
This contract shall be in effect for a period of twelve (12) months beginning as of August 8th 2005 and shall end August 8th, 2006, with an option to extend to be discussed upon the ending date of this agreement unless the planned offering of Reg S stock for five million shares is terminated or completed prior to the expiration of this agreement, in which case this agreement will also be terminated. Either party may terminate this agreement after August 8th, 2006 with fifteen (15) days' written notice.

16. Continuing Effect.
    -----------------
Sections 6 and 7 shall survive the expiration or the termination of obligations of each party to the other.

17. Execution in Counterparts.
    -------------------------
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

Holmes Herbs Inc.                           Natan Rotenberg - Brokerage
By:                                         By:

/s/ John Metcalfe                          /s/ Natan Rotenberg
-----------------------------              ----------------------------------
                                               Natan Rotenberg
CEO                                            CEO
Date:                                          Date: